UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2007 (January 2, 2007)

WI-TRON, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21931	22-3440510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59 LaGrange Street,
Raritan, New Jersey 08869
(Address of principal executive offices)

(908) 253-6870
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 2, 2007, the Registrant accepted the resignation of Joseph Nordgaard as its Chief Executive Officer and Director. Mr. Nordgaard agreed to remain with the Registrant initially as an unpaid business development advisor and agreed to negotiate formal terms at some future point if the relationship was beneficial to both parties.

John Chase Lee, the Registrant’s President and Chairman of the Board, was also appointed as Chief Executive Officer. John Chase Lee has been a Director of the Registrant since 2004, and its President since June 2005 and since 2000 has been President of Tek Ltd, a distributor of electronic parts for the South Korean auto industry. Mr. Lee has three Masters Degrees, including M. Div. from Princeton, M.A. from University of Oregon, and an MCRP from Rutgers University.

Item 3.02  Unregistered Sales of Equity Securities

On January 11, 2007 holders of 131,000 shares of Series C preferred stock of the Registrant (representing all of the remaining outstanding shares of preferred stock) converted such shares into an aggregate of 13,100,000 (12,500,000 to John Chase Lee and 600,000 to Jessica H. Lee, the Registrant’s Chief Financial Officer and Director, who are not related) shares of the Registrant’s common stock pursuant to the terms of such preferred stock designation. No discounts or commissions were paid in connection with such conversion

As a result of such preferred stock conversion, as of January 11, 2007, the Registrant had 49,753,293 shares of Common Stock and no shares of preferred stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 16, 2007	WI-TRON, INC.

	By:	/s/ John Chase Lee
Name: John Chase Lee, President